Exhibit 5.8

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

The undersigned has reviewed and approved certain technical and scientific information (the “Reviewed Information”) contained in, referenced in, or incorporated by reference into the Form F-10 (as defined below).

The undersigned understands that the Company wishes to make reference to my name and the Reviewed Information in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). The undersigned further understands that the Company wishes to use extracts and/or information from the Reviewed Information in the Form F-10. The undersigned has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, the undersigned does hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person”;

•	the use of, and references to, the Reviewed Information in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the Reviewed Information, or portions thereof, that were prepared by the undersigned, that the undersigned supervised the preparation of and/or that the undersigned has reviewed and approved.

Dated: April 15, 2026

Drew Anwyll

By:	/s/ Drew Anwyll
Drew Anwyll, P.Eng.